EXHIBIT 107

Filing Fee Table

F-1

(Form Type)

BRILLIANCE GROUP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share(1)(3)	Rule 457(o)	2,875,000	$4.50	$12,937,500	0.0001476	1,909.58

	Equity	Underwriter’s Warrants(2)(4)	Rule 457(g)	-	-	-	-	-

	Equity	Ordinary Shares underlying Underwriter Warrants(2)	Rule 457(o)	258,750	$5.625	$1,455,468.75	0.0001476	$214.83

Fees Previously Paid	Equity	Ordinary Shares, par value US$0.0001 per share(1)(3)	Rule 457(o)	2,760,000	$5.00	$13,800,000	0.0001102	$1,520.76
	Equity	Underwriter’s Warrants9(1)(2)(4)	Rule 457(g)	-	-	-	-	-
	Equity	Ordinary Shares underlying Underwriter Warrants(2)	Rule 457(g)	216,000	$6.25	$1,350,000	0.0001102	$148.77
	Total Offering Amounts							2,124.41	(5)
	Total Fees Previously Paid							1,669.53	(5)
	Net Fee Due							$454.88	(5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

We have agreed to grant to the Underwriter a warrant covering a number of shares of common stock equal to 9% of the shares of ordinary shares (including any ordinary shares sold as a result of the exercise of the underwriters’ over-allotment option) sold by the Underwriter in this public offering (the “Underwriter Warrant”). The Underwriter Warrant will be exercisable, commencing on the date of issuance and until the fifth anniversary of the commencement of sales of this offering. The Underwriter Warrant will be exercisable at a price equal to 125% of the initial public offering price. We have registered the Underwriter Warrant and the shares underlying the Underwriter Warrant in this offering.

(3)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act. Includes the ordinary shares that the underwriter have the option to purchase to cover any over-allotments, if any.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)

A registration fee of $1,669.53 has previously been paid in connection with the filing of the initial registration statement on September 25, 2023, and was calculated based on the previous filing fee rate, $0.0001102 effective until September 30, 2023. The total amount of the calculated registration fee before subtraction of all total fees previously paid was $2,124.41, for a net fee due of $454.88.